UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2014

Excel Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	333-173702	27-3955524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

595 Madison Avenue, Suite 1101 New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 921-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On February 10, 2014, David Popkin voluntarily resigned from his position as Chief Executive Officer and as a member of the Board of Directors (the “Board”) of Excel Corporation (the “Company”).

(c)           On February 13, 2014, The Board voted to accept Mr. Popkin’s resignation and to appoint Mr. Ruben Azrak as the Company’s Interim Chief Executive Officer.  Mr. Azrak, 62, is a founder of the Company and has been a member of the Board since the Company’s incorporation in November 2010. Mr. Azrak was the Company’s Chief Executive Officer from November 2010 until January 2013. Beginning in 1998, along with Russell Simmons, Mr. Azrak developed Phat Farm Licensing. Phat Farm Licensing was sold in 2004. In 1996 he started Check Group LLC, a company engaged in the apparel business. Mr. Azrak subsequently sold his entire interest in Check Group to a partner. Mr. Azrak is Chairman and a Director of RVC Enterprises, which was formed with his two sons, Victor and Charles. RVC, through its subsidiaries and affiliates, now licenses ROCAWEAR, the ladies sportswear line from the entertainer-entrepreneur Jay-Z. In addition, RVC owns the license for ELLEN TRACY sportswear and BEVERLY HILLS POLO CLUB. Mr. Azrak is also President and the sole director of Lifeguard Licensing Corp. and Lucky Star licensing. Mr. Azrak is active in the real estate business as both an investor and owner of a number of commercial buildings throughout the NY City area. Mr. Azrak is the father of Charles Azrak who also serves as a member of the Board.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  February 14, 2014
EXCEL CORPORATION

By:	/s/ Ruben Azrak
Name:	Ruben Azrak
Title:	Interim Chief Executive Officer

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